Exhibit 10(a)

June 3, 2023

Sun Park
[Address Omitted]
[Address Omitted]

RE:    Position of Executive Vice President, Chief Financial Officer

Dear Sun,

I am delighted to offer you the position of Executive Vice President, Chief Financial Officer with Tenet Healthcare (the Company). The following memorializes the terms and conditions of this employment offer.

•Position: Executive Vice President, and effective January 1, 2024, Chief Financial Officer, at the Company headquarters located in Dallas, TX, where you will report to me, Saumya Sutaria, Chief Executive Officer.

•Employment Entity: Tenet Employment, Inc.

•Start Date: No later than July 17, 2023

Compensation

•Base Salary: You will receive an initial annual base salary of $700,000, payable in accordance with the Company’s standard payroll practices, currently bi-weekly, subject to applicable tax withholdings.

•Annual Incentive Plan (AIP): Your target cash bonus award will be 100% of your base salary. The AIP is performance-based cash compensation tied to the achievement of annual performance goals. The level of payout will depend on the realization of that year’s goals in the Company’s discretion. Awards are subject to modification, including for extraordinary events and/or failure to meet our quality, ethics or compliance guidelines. Participation in the AIP does not guarantee that an award will be made. In addition, you must be hired before October 1 of the applicable year to be eligible for an award. Under the terms of the AIP, your award will be prorated based on the number of months worked during the year.

•Stock Incentive Plan (SIP) Award: You will receive on or about your start date an award of Tenet Restricted Stock Units with an approximate grant date value of $1,670,000 that: (a) will cliff vest upon your full relocation of your primary residence to the Dallas, TX area provided the relocation is completed by September 1, 2025, and (b) will also vest on a prorated basis using a two year time period upon a Qualifying Termination under the ESP occurring prior to September 1, 2025. You will also be recommended for an annual award for the next planning cycle with an approximate grant date value of $2,500,000, which includes a combination of 50% service-based Tenet Restricted Stock Units and 50% performance-based Tenet Restricted Stock Units. You will receive a separate communication from Fidelity Investments, Tenet’s stock plan record keeper, following the grant date which will contain two on-line agreements detailing the terms and conditions of the award which you will need to accept in order for the award to vest. Our awards are designed to align the incentives of our leadership team with the Company’s long-term performance. Each year, the Company determines eligibility, award value and type of award (including whether in stock and/or cash or subject to performance conditions), with awards typically granted in February. Any award will be subject to the terms and conditions set forth in the applicable plan document and award agreement. Eligibility for the program does not guarantee an award will be made.

Additional Payments

•Sign-On Bonus: You will receive a cash bonus of $1,000,000 to be paid with your first paycheck, subject to applicable tax withholdings. The sign-on bonus is subject to repayment if you resign for any reason or are terminated for cause within two years following your start date, or if you do not fully relocate your primary residence to the Dallas, TX area by September 1, 2025. If your employment terminates in the first year following your start date,100% of the amount of such payments and reimbursements (net of any taxes you paid) will be owed, and if your employment terminates in the second year following your start date or you do not relocate by September 1, 2025, 50% of the amount of such payments and reimbursements (net of any taxes you paid) will be owed. If payback is required, you will be advised in writing of the exact amount, and payment will be due within 90 days of your last day worked, as permitted by applicable law.

•Relocation: With the expectation of full relocation of your primary residence to the Dallas, TX area as soon as possible but not later than September 1, 2025, you will receive relocation benefits as detailed in Appendix C. If you resign or are terminated for reasons unrelated to a Qualifying Termination within two years after receipt of the final payment, you agree to reimburse Tenet for all monies paid to you or on your behalf. You will be advised in writing of the exact amount to be reimbursed and payment will be due within 90 days of your last day worked, as permitted by applicable law. The amount due will be based on the following schedule:

i.Termination Within One Year: 100% of Relocation Expenses
ii.Termination Between One to Two Years: 50% of Relocation Expenses

Benefits

Your position is eligible for our comprehensive benefits package, including health and welfare benefits and the plans highlighted below. We will provide additional detail regarding all our benefit plans during the Company’s on-boarding process, including more information from our executive benefits team after your start date. All benefits are subject to the terms and conditions of the applicable plan documents, may be modified or terminated at any time, and may require special elections or the execution of additional agreements in order to participate.

•Retirement Plans: You will be eligible to participate in the Company’s 401(k) retirement savings plan which offers pre-tax, after-tax, and ROTH contribution and possible discretionary employer match opportunities. In addition, you will be eligible for the Company’s deferred compensation plan, which currently provides pre-tax deferral options with employer match opportunities.

•Executive Retirement Account (ERA): You will be eligible to receive an annual employer contribution equal to 20% of your base salary under the terms and conditions provided in the ERA. Employer contributions are made on July 1 each year. You will receive additional details from our executive benefits team after your start date.

•Executive Severance Plan (ESP): You will be eligible to participate in the Tenet ESP, which provides certain severance benefits in the event of a Qualifying Termination (as defined in the ESP). To participate, you must sign and return a separate agreement that our executive benefits team will provide after your start date. Your “Severance Period” for purposes of your “Severance Benefits Not Related to a Change of Control” under the ESP will be 9 months and your “Severance Period” for purposes of your “Severance Benefits Related to a Change of Control” under the ESP will be 2 years. Once you fully relocate your primary residence to the Dallas, TX area by September 1, 2025, your “Severance Period” for purposes of your “Severance Benefits Not Related to a Change of Control” under the ESP will increase to 18 months and your “Severance Period” for purposes of your “Severance Benefits Related to a Change of Control” under the ESP will continue to be 2 years.

•Time Off: In addition to paid Company holidays, you are eligible for paid time off according to your tenure with the company.

Terms and Conditions of Employment

Screening: This offer is contingent upon satisfactory completion of a pre-work drug screening exam, a background investigation and reference checks.

Confidentiality, Non-Compete, and Non-Solicitation Agreement: This offer is contingent upon your execution of the Agreement provided in Appendix A.

At-Will Employment; Cause: Your employment will be on an at-will basis, which means that either you or the Company may terminate the employment relationship, with or without notice and with or without cause, at any time. As used in this letter, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, material failure or refusal to perform job duties in accordance with Company policies, a material violation of Company policy that causes harm to the Company or an affiliate, or other wrongful conduct of a similar nature and degree.

Compliance with Company Policies: You agree, as a condition to your employment, to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

Conflict Resolution: This offer is contingent upon your execution of the Fair Treatment and Mutual Arbitration agreement provided in Appendix B, which includes final and binding arbitration as a resolution to any grievance that results from your employment or termination of employment with the Company.

Please let us know if you have any questions – we are here to ensure you make a thoughtful and informed decision. To accept, please sign and return to [email address omitted] on our executive benefits team by June 9, 2023.

Best regards,

/s/ Saumya Sutaria

Saumya Sutaria
Chief Executive Officer

Enclosure

cc:    Kelly Pool, SVP, CHRO, Corporate Human Resources
    Kendall McKenney, Senior Director, Human Resources
    Kelle Wortham, Manager, Relocation

Acknowledged and Accepted:

/s/ Sun Park	Date:	June 7, 2023
Sun Park (Signature)

Tenet Employment, Inc.

/s/ Kelly L. Pool	Date:	June 8, 2023
Kelly L. Pool
SVP, CHRO, Corporate Human Resources

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